Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made as of June 7, 2019 (the “Effective Date”) by and between: Edison Nation, Inc. (referred to herein as “the Employer” or “the Company”) and Brett Vroman (referred to herein as “the Employee”). The Employer and Employee shall be referred to at times as “the Parties.”

WHEREAS the Parties entered into a certain Employment Agreement dated as of October 5, 2018 (the “Employment Agreement”).

WHEREAS the Parties desire to amend and modify the Employment Agreement in accordance with the terms provided herein.

For good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Section 2 of the Employment Agreement is amended and modified as follows:

Duties. Employer shall employ Employee, and Employee hereby accepts such employment, as the Chief Financial Officer (“CFO”) as of the Effective Date of this Amendment. Employee shall directly report to the Chief Executive Officer (“CEO”) of Employer or his designee, during the remaining term of employment set forth in Section 3, or as otherwise directed by the Board of Directors (“BOD”) of Employer. Employee shall perform the duties and responsibilities of the CFO for Employer subject to the direction of the CEO, or his designee, and such other responsibilities and duties performed by the CFO of corporations of the size, type and nature of Employer, as it exists from time to time, and as may from time to time be reasonably assigned by the CEO, or his/her designee or as otherwise directed by the BOD. Employee shall devote his full time, energy, skill and best efforts to the business and affairs of Employer. Employee acknowledges and agrees that he shall observe and comply with all of the Company’s policies. Employee shall also continue to serve as the Employer’s Corporate Secretary.

2.	Section 4 (a) of the Employment Agreement is amended and modified as follows:

Base Salary. As of the Effective Date, and during the remaining term of the Employment Agreement, Employer shall pay Employee a base salary at the annual rate of $200,000. The base salary shall be payable in periodic installments in accordance with Employer’s usual practice for its senior Employees, subject to any applicable tax and payroll deductions.

3.	Section 4 (c) of the Employment Agreement is amended and modified as follows:

Pursuant to Section 4 (c) of the Employment Agreement titled Option Grant, Employer granted Employee certain options to purchase 80,000 shares of the Company’s common stock at a price of $7.01 per share pursuant to the terms, conditions and vesting schedule set forth in the Non-Qualified Option Agreement and an additional award of options to purchase 20,000 shares of the Company’s common stock based on the occurrence of certain events (collectively “Stock Option”).

The Employee hereby agrees to surrender the Stock Option in exchange for the Company awarding him of 50,000 “Restricted Stock Units” (the “RSUs”) under the Company’s Omnibus Incentive Plan (the “Incentive Plan”), which surrender will be effective on the date that the Company has taken all appropriate action to issue the RSUs which shall be fully vested at the time of issuance. The RSUs will be paid to the Employee in the form of the Company’s common stock. The RSUs will be subject to the further terms of the Incentive Plan.

4.	This Amendment shall be deemed as part of the Employment Agreement. Any reference to the Employment Agreement in any other document shall be construed as including this Amendment.

5.	All other terms and conditions of the Employment Agreement shall remain in full force and effect throughout the term of the Employment Agreement.

6.	This Agreement has been duly executed by the authorized representatives of the Parties hereto and shall become effective upon approval of the Board of Directors.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

EDISON NATION, INC.	EMPLOYEE

/s/ Chris Ferguson	/s/ Brett Vroman
By: Chris Ferguson, CEO	Brett Vroman

Dated: 6/7/2019	Dated: 6/7/2019